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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-119372, 333-119226, 333-76586, 333-88649,
333-58093, 333-50161, 333-50171, 333-26905, 333-26903, 333-04895, 333-04903,
333-03010, 33-48231, and 333-76586) and in the Registration Statements on Forms S-3 (Registration Nos. 333-54090 and 333-98355) of America Service Group Inc. of our reports dated March 24, 2006, with respect to the consolidated financial statements and schedule of America Service Group Inc.; America Service Group Inc. management's assessment of the effectiveness of internal control over financial reporting; and the effectiveness of internal control over financial reporting of America Service Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Nashville, Tennessee
March 24, 2006